SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  May 22, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000

Item 5.  Other Events

A.  Electric Industry Restructuring

     1.  Diablo Canyon Ratemaking

As previously disclosed, in 1996, Pacific Gas and Electric Company (PG&E) filed with the California Public Utilities Commission (CPUC) a proposal for pricing electric generation from PG&E's Diablo Canyon Nuclear Power Plant (Diablo Canyon) at market prices and completing recovery of the investment in Diablo Canyon by the end of 2001. Under its proposal, PG&E would replace the existing Diablo Canyon performance based ratemaking mechanism with: (1) a sunk cost revenue requirement to recover net investment in plant, including a return on this net investment, and (2) a performance-based Incremental Cost Incentive Price (ICIP) mechanism to recover the facility's variable and other operating costs and capital addition costs.
As proposed by PG&E, the sunk cost revenue requirement would be set to accelerate recovery of Diablo Canyon sunk costs from a twenty-year period ending in 2016 to a five-year period beginning in 1997 and ending in 2001. The related return on common equity associated with Diablo Canyon sunk costs would be reduced to 90 percent of PG&E's long-term cost of debt. PG&E's proposed ICIP mechanism would establish a rate per kilowatt-hour (kWh) generated by the facility. This rate would be based upon a fixed forecast of on-going costs, capital additions, and capacity factors for the period 1997 through 2001.

On May 21, 1997, the CPUC voted (by a vote of three commissioners with two commissioners dissenting) to issue a decision on PG&E's proposal with an effective date of January 1, 1997. Based on information available at the May 21, 1997 CPUC meeting, it appears that, with significant exceptions, the CPUC decision generally adopts the overall ratemaking structure proposed by PG&E:

1. PG&E's sunk costs would be recovered through a sunk cost revenue requirement, at a reduced return on common equity equal to 90 percent of PG&E's embedded cost of debt, or 6.77% in 1996; and

2. ongoing operating costs and capital additions would be recovered through the ICIP mechanism.

However, as described below, the CPUC decision substantially reduces the level of PG&E's proposed ICIP pricing, imposes a disallowance of about $70 million, and excludes certain inventory items from the sunk cost revenue requirement. In addition, the decision fails to clarify Diablo Canyon's "must take" status during the transition period under California electric industry restructuring.

ICIP Pricing:
-------------
The CPUC decision adopts a fixed forecast of ICIP for 1997-2001, as shown below. The prices are based on an assumed capacity factor of 83.6 percent and an escalation factor of 1.5 percent.

         Incremental Cost Incentive Prices and Estimated
                    Total Revenue Requirement

                      1997    1998     1999    2000     2001
-----------------------------------------------------------------
ICIP (cents per kWh)  3.26    3.31     3.37     3.43    3.49

Estimated Total Revenue Requirement
($ in millions)
Sunk Cost Recovery  $1,385   $1,322  $1,259   $1,197  $1,135
ICIP Revenues          515      523     532      542     552
-----------------------------------------------------------------

Total Revenue
 Requirement        $1,900   $1,845  $1,791   $1,739  $1,687

Sunk Cost Recovery:
-------------------
The CPUC decision excludes several items totaling $160 million from the sunk cost revenue requirement, including out-of-core fuel inventory, materials and supplies inventory, and prepaid insurance expenses. The CPUC decision requires that the costs of materials, supplies and nuclear fuel be recovered through the ICIP mechanism as these items are used.

In addition, the CPUC decision finds that PG&E's proposed modified Diablo Canyon ratemaking is a form of traditional ratemaking subject to a state statute requiring a prudence review of the plant's construction costs and requiring a disallowance of any such costs exceeding $50 million which result from an unreasonable construction error or omission. The decision then finds that PG&E admitted to an error in the design and construction of the plant of $100 million and accordingly adopts a prudence disallowance of approximately $70 million for the undepreciated portion of such costs attributable to the error.

In adopting the CPUC final decision, the CPUC rejected an alternate proposed decision supported by two commissioners which represented a compromise between PG&E's proposal and the adopted decision. Because the final CPUC decision is significantly inconsistent from PG&E's proposal and prior CPUC decisions on electric industry restructuring, PG&E intends to seek rehearing before the CPUC.

B.  Changes in Management

On May 21, 1997, the Board of Directors of PG&E Corporation appointed Robert D. Glynn, currently president and chief operating officer, as chief executive officer of PG&E Corporation effective June 1, 1997, succeeding Stanley T. Skinner. Mr. Skinner will continue as chairman of the board of PG&E Corporation and its largest subsidiary, PG&E, until December 31, 1997, at which time he will retire. Upon Mr. Skinner's retirement, Mr. Glynn will become chairman, president and chief executive officer of PG&E Corporation, and Chairman of PG&E. In addition, Gordon R. Smith, currently chief financial officer of PG&E Corporation and senior vice president and chief financial officer of PG&E, will relinquish those positions and become president and chief executive officer of PG&E, and a member of PG&E's board of directors, effective June 1, 1997.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                         PG&E CORPORATION
                             and
                         PACIFIC GAS AND ELECTRIC COMPANY




                              BRUCE R. WORTHINGTON
                         By ________________________________
                              Bruce R. Worthington
                               General Counsel
                              (PG&E Corporation)
                               Senior Vice President and
                               General Counsel
                              (Pacific Gas and Electric Company)

Dated: May 22, 1997